Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Preferred Shares)
of
Prima Energy Corporation
at
$39.50 Net Per Share
by
Raven Acquisition Corp.,
an indirect wholly-owned subsidiary of

Petro-Canada

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON THURSDAY, JULY 22, 2004, UNLESS THE OFFER IS EXTENDED.

June 23, 2004

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated June 23, 2004 (as amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by Raven Acquisition Corp., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd. ("Parent") and indirect wholly-owned subsidiary of Petro-Canada, to purchase all the outstanding shares of common stock, par value $0.015 per share ("Shares"), of Prima Energy Corporation, a Delaware corporation ("Prima"), at a purchase price of $39.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. All references herein to "Shares" include the associated rights to purchase shares of preferred stock issued pursuant to the Rights Agreement, dated May 23, 2001, as amended, between Prima and Computershare Trust Company, Inc., as rights agent. Also enclosed is the letter to stockholders of Prima from Richard H. Lewis, President and Chief Executive Officer of Prima, accompanied by Prima's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Prima.

        Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

        1.     The tender price is $39.50 per Share, net to you in cash, without interest.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 9, 2004 (the "Merger Agreement"), among Parent, the Purchaser and Prima pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Prima, with Prima surviving the merger as a subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or Prima or any subsidiary of Parent or Prima or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

        4.     The Board of Directors of Prima has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair to, and in the best interests of, Prima and its stockholders, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and Merger, and has recommended that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        5.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, July 22, 2004, unless the Offer is extended.

        6.     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the offer that number of Shares that would, together with any other Shares beneficially owned by Parent and its affiliates, constitute more than 50% of the voting power (determined on a fully diluted basis) and (ii) since December 31, 2003, there having been no event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Affect (as defined in the Merger Agreement) on Prima. The Offer is also subject to certain other conditions described in the Offer to Purchase. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Conditions of the Offer" of the Offer to Purchase, which set forth in full the conditions to the Offer.

        7.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock

(Including the Associated Rights to Purchase Preferred Shares)
of
Prima Energy Corporation
at
$39.50 Net Per Share
by
Raven Acquisition Corp.,
an indirect wholly-owned subsidiary of
 Petro-Canada

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 23, 2004, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Raven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd. and indirect wholly-owned subsidiary of Petro-Canada, to purchase all the outstanding shares of common stock, par value $0.015 per share ("Shares"), of Prima Energy Corporation, a Delaware corporation, at a purchase price of $39.50 per Share, net to the seller in cash, without interest, subject to the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. All references herein to "Shares" include the associated rights to purchase shares of preferred stock issued pursuant to the Rights Agreement, dated May 23, 2001, as amended, between Prima and Computershare Trust Company, Inc., as rights agent.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: , 2004
Number of Shares to be Tendered:	Sign Here
Shares(1)	Signature(s)
Please Type or Print Name(s)
Area Code and Telephone Number
Tax Identification or Social Security Number

(1)
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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